EXHIBIT 99

Contact:	Tracy Moran Starbucks Investor Relations 206-318-7806

Starbucks Announces Stock Repurchase
Action Reflects Confidence in Company’s Continuing Growth Prospects

SEATTLE; SEPTEMBER 17, 2001 — Starbucks Corporation (Nasdaq: SBUX) today announced that its Board of Directors has authorized the repurchase of up to $60 million of the Company’s common stock. Shares will be repurchased in the open market at times and prices considered appropriate by the Company. The timing of any purchases and the exact number of shares to be purchased will be dependent on market conditions.

“This repurchase program reflects the confidence our Board of Directors and management have in U.S. financial markets and the future of Starbucks, and it demonstrates our commitment to pursuing opportunities for creating shareholder value,” said Michael Casey, chief financial officer. “The company’s strong balance sheet will allow us to complete this stock repurchase program as well as fund our significant and exciting future growth plans.”

Starbucks Coffee Company is the leading retailer, roaster and brand of specialty coffee in the world. In addition to its more than 4,600 stores in North America, the United Kingdom, continental Europe, the Middle East and the Pacific Rim, Starbucks sells coffee and tea products through its specialty operations, including its online store at Starbucks.com. Additionally, Starbucks produces and sells bottled Frappuccino® coffee drink and a line of superpremium ice creams through its joint venture partnerships. The Company’s other brands enhance the Starbucks Experience through best-of-class products: Tazo Tea Company offers a line of innovative premium teas, and Hear Music produces and distributes a line of exceptional compact discs.